Exhibit 4.8

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Mechanical Technology, Incorporated Entity or Nevada Business Identification Number (NVID): NV20212050777
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: 9.0% Series A Cumulative Perpetual Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The undersigned hereby certifies that: I. He is the duly elected Chief Executive Officer of MECHANICAL TECHNOLOGY, INCORPOR (continued)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X ______________________ Date: Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF 9.0% SERIES A
CUMULATIVE PERPETUAL PREFERRED STOCK OF

MECHANICAL TECHNOLOGY, INCORPORATED

Pursuant to Nevada Revised Statutes § 78.1955

The undersigned hereby certifies that:

I. He is the duly elected and acting Chief Executive Officer of MECHANICAL TECHNOLGY, INCORPORATED, a publicly held Nevada corporation (the “Corporation”).

II. The Corporation, subject to the reporting requirements imposed by Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board of Directors adopted the following resolution on [___ __], 2021: (i) authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $.001 per share, and, (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of [________] shares of 9.0% Series A Cumulative Perpetual Preferred Stock of the Corporation:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 10,000,000 authorized shares of the capital preferred stock of the Corporation (“Preferred Stock”), which shall have the following preferences, powers, designations and other special rights:

Section 1.              Designation. The designation of the series of Preferred Stock of the Corporation shall be 9.0% Series A Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).

Section 2.             Number of Authorized Shares. The number of authorized shares of Series A Preferred Stock initially is [______]. The number of authorized shares of Series A Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of the Series A Preferred Stock then outstanding) by resolution of the Board of Directors (or a duly authorized committee of the Board of Directors), without the vote or consent of the holders of the Series A Preferred Stock. Shares of the Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation will be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of the Series A Preferred Stock. The Corporation reserves the right to re-open this series and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock. The additional shares of the Series A Preferred Stock will be deemed to form a single series with the Series A Preferred Stock issued under this Certificate of Designations, Preferences And Rights (this “Certificate”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock, except that shares of the Series A Preferred Stock issued after [___ __], 2021 (the “Original Issue Date”) shall accrue dividends from the later of the Original Issue Date and the Dividend Payment Date (as defined hereafter) immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid. As used in this Certificate, “accrual” (or similar terms) used with respect to a dividend or dividend period refers only to the determination of the amount of such dividend and does not imply that any right to a dividend in any dividend period that arises prior to the date on which such dividend is declared. In addition, subject to the limitations described herein, the Corporation may issue additional Preferred Stock from time to time in one or more series, each with such designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine prior to the time of such issuance.

Section 3.              Ranking.

(a)               The Series A Preferred Stock will, as to dividend rights and rights as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, rank: (1) senior to all classes or series of the Corporation’s common stock, par value $0.001 per share (“Common Stock”) and to all other capital stock issued by the Corporation expressly designated as ranking junior to the Series A Preferred Stock, (2) on parity with any future class or series of the Corporation’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock; (3) junior to any future class or series of the Corporation’s capital stock expressly designated as ranking senior to the Series A Preferred Stock; and (4) junior to all the Corporation’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into Common Stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Corporation and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Corporation.

(b)               The Corporation may issue junior capital stock described in Section 3(a)(1) above and parity capital stock described in Section 3(a)(2) above at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. The Corporation’s ability to issue any senior capital stock described in Section (3)(a)(3) above is limited as described in Section 11(d)(i).

Section 4.           Dividends.

(a)                 Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year). A “dividend period” is the period from and including a dividend payment date (as defined herein) (except that the initial dividend period shall commence on and include [_____ __], 2021) and continuing to, but excluding, the next succeeding dividend payment date. Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, the Original Issue Date; except that shares of the Series A Preferred Stock issued after the Original Issue Date shall accrue dividends from the later of the Original Issue Date and the dividend payment date (as defined herein) immediately prior to the original issue date of such additional shares for which full cumulative dividends have been paid.

(b)                Dividends, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), will be payable monthly in arrears on the final day of each month, beginning on [____ __, 2021], each of which is a “dividend payment date”; provided that if any dividend payment date is not a business day (as defined below), then such date will nevertheless be a dividend payment date but the dividend which would otherwise have been payable on that dividend payment date, when, as and if declared, will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. As used in this Certificate, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(c)                 Any dividend, including any dividend payable on the Series A Preferred Stock for any dividend period (or portion thereof) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the records of the Corporation’s transfer agent (the “Transfer Agent”) at the close of business on the applicable record date, which will be the date designated by the Board of Directors (or a duly authorized committee of the Board of Directors) for the payment of a dividend that is not more than thirty (30) nor less than ten (10) days prior to the applicable dividend payment date.

(d)                The Board of Directors (or a duly authorized committee of the Board of Directors) will not authorize, pay or set apart for payment by the Corporation any dividend on the Series A Preferred Stock at any time that: (i) the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, payment or setting apart for payment; (ii) the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or (iii) the law restricts or prohibits the authorization or payment. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not the terms and provisions of any of the Corporation’s agreements relating to its indebtedness prohibit such authorization,payment or setting apart for payment, the Corporation has earnings, there are funds legally available for the payment of the dividends, or the dividends are authorized. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding up of the Corporation’s affairs (or earlier redemption of such Series A Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding up or earlier redemption, as the case may be. No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock, which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

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Section 5.            Restrictions on Dividends, Redemption and Repurchases.

(a)               So long as any share of the Series A Preferred Stock remains outstanding, unless the Corporation also has either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past completed dividend periods, the Corporation will not during any dividend period:

(i)                 pay or declare and set apart for payment any dividends or declare or make any distribution of cash or other property on Common Stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up (other than, in each case, (a) a dividend paid in Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up or (b) any declaration of a Common Stock dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan);

(ii)              redeem, purchase or otherwise acquire Common Stock or other capital stock that ranks junior to or on parity with the Series A Preferred Stock (other than the Series A Preferred Stock) with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (b) the redemption of shares of capital stock pursuant to the provisions of the Articles of Incorporation relating to the restrictions upon ownership and transfer of our capital stock, (c) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other capital stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (d) purchases, redemptions or other acquisitions of shares of the Corporation’s capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (e) through the use of the proceeds of a substantially contemporaneous sale of stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, or (f) purchases or other acquisitions of shares of the Corporation’s capital stock pursuant to a contractually binding stock repurchase plan existing prior to the preceding dividend payment date on which dividends were not paid in full); or

(iii)            redeem, purchase or otherwise acquire Series A Preferred Stock (other than (a) by conversion into or exchange for Common Stock or other capital stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, (b) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock or (c) with respect to redemptions, a redemption pursuant to which all shares of Series A Preferred Stock are redeemed).

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(b)                  Notwithstanding the foregoing, if the Board of Directors (or a duly authorized committee of the Board of Directors) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of the Series A Preferred Stock or any class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, then, to the extent permitted by the terms of the Series A Preferred Stock and each outstanding class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, such partial dividends shall be declared on shares of the Series A Preferred Stock and class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board of Directors (or a duly authorized committee of the Board of Directors) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and dividend period(s) with respect to the Series A Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such class or series of the Corporation’s capital stock that ranks on parity with the Series A Preferred Stock with respect to dividends and the Series A Preferred Stock.

(c)                  Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up from time to time out of any funds legally available therefor, and the shares of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 6.             Liquidation Preference.

(a)               In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders (i.e., after satisfaction of all the Corporation’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of Common Stock or any other class or series of the Corporation’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock (the “liquidation preference”).

(b)               If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, the assets of the Corporation legally available for distribution to the Corporation’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock of the Corporation ranking, as to rights to the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled. In any such distribution, the “liquidation preference” of any holder of the Corporation’s capital stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

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(c)               Holders of Series A Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no fewer than thirty (30) days and no more than sixty (60) days prior to the payment date.

(d)               If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, holders of shares of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets and the holders of shares of Common Stock or any class or series of capital stock ranking, as to rights to the distribution of assets any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock, will be entitled to receive all of the Corporation’s remaining assets according to their respective rights and preferences.

(e)               The consolidation, merger or other business combination of the Corporation with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the assets, property or business of the Corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 7.              Optional Redemption.

(a)               The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not redeemable prior to [_____ __], 2026, except under the circumstances described in Section 9 hereof.

(b)               On or after [_____ __], 2026, the Series A Preferred Stock may be redeemed at the Corporation’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption (the “Redemption Date”), upon the giving of notice, as provided in Section 8 hereof.

Section 8.              Redemption Procedures.

(a)               In the event the Corporation elects to redeem Series A Preferred Stock, notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the Corporation’s stock transfer records, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(b)               The notice will notify the holder of the election to redeem the shares and will state at least the following: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder or the method for determining such number); (iv) the place(s) where holders may surrender certificates, if any, evidencing the Series A Preferred Stock for payment; (v) if applicable, that the Series A Preferred Stock is being redeemed pursuant to the Corporation’s special optional redemption right in connection with the occurrence of a Delisting Event or Change of Control (each as defined hereafter), as applicable, and a brief description of the transaction or transactions or circumstances constituting such Delisting Event or Change of Control, as applicable; (vi) if applicable, that the holders of the Series A Preferred Stock to which the notice relates will not be able to convert such shares of Series A Preferred Stock in connection with the Delisting Event or Change of Control, as applicable, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined hereafter), as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and (vii) that dividends on such shares of Series A Preferred Stock will cease to accumulate on the date prior to the Redemption Date.

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(c)               If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. So long as all shares of Series A Preferred Stock are held of record by the nominee of DTC, the Corporation will give notice, or cause notice to be given, to DTC of the number of Series A Preferred Stock to be redeemed, and DTC will determine the number of Series A Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Stock for its own account). A participant may determine to redeem Series A Preferred Stock from some beneficial owners (including the participant itself) without redeeming Series A Preferred Stock from the accounts of other beneficial owners. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions on which shares of Series A Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(d)               On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed that holds a certificate other than through DTC book entry must present and surrender the certificates evidencing the shares of Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(e)               From and after the Redemption Date or, if notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from the Corporation’s other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, in each case unless the Corporation defaults in payment of the redemption price: (i) all dividends on the shares designated for redemption in the notice will cease to accumulate on or after the Redemption Date; (ii) all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate; and (iii) the shares designated for redemption in the notice will be deemed to not be outstanding for any purpose whatsoever.

(f)                Any funds held in trust and unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(g)               Notwithstanding any other provision herein, any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

Section 9.               Special Optional Redemption.

(a)               During any period of time (whether before or after [_____ __], 2026) that both (i) the Series A Preferred Stock are no longer (a) listed on The Nasdaq Stock Market LLC (“Nasdaq”), the New York Stock Exchange LLC (the “NYSE”), or the NYSE American LLC (the “NYSE AMER”) or (b) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER, and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding (collectively, a “Delisting Event”), the Corporation may, at its option, redeem the Series A Preferred Stock, in whole or in part and within ninety (90) days after the date of the Delisting Event (the “Delisting Event Redemption Period”), by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the Redemption Date.

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(b)               During any period of time (whether before or after [_____ __], 2026), upon the occurrence of a Change of Control (as defined hereafter), the Corporation may, at its option, redeem the Series A Preferred Stock, in whole or in part and within one hundred twenty (120) days after the first date on which such Change of Control occurred (the “Change of Control Redemption Period”), by paying $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption.

(c)               If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, the Corporation has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to its optional redemption right in Section 7 or its special optional redemption rights in this Section 9), the holders of Series A Preferred Stock will not be permitted to exercise the conversion rights in Section 10 in respect of their shares called for redemption.

(d)               As used in this Certificate, a “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(i)                 the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation’s stock entitled to vote generally in elections of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)              following the closing of any transaction referred to in (i) above, neither the Corporation nor any acquiring or surviving entity (or, if, in connection with such transaction shares of Common Stock are converted into or exchanged for (in whole or in part) common capital stock of another entity, such other entity) has a class of common securities (or American Depositary Receipts representing such securities) (x) listed on Nasdaq, the NYSE, or the NYSE AMER or (y) listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE AMER.

Section 10.           Conversion.

(a)               The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as provided for in this Section 10.

(b)               Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to Section 7 or Section 9, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

(i)                 the quotient obtained by dividing (1) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount relating to such record date will be included in this sum) by (2) the Common Stock Price (as defined herein); and

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(ii)              [______] (the “Share Cap”), subject to certain adjustments described below.

(c)               The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of the Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(d)               In the case of a Delisting Event or Change of Control, as applicable, pursuant to, or in connection with, which shares of Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock electing to exercise its Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Delisting Event or Change of Control, as applicable, had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, as applicable, is referred to herein as the “Conversion Consideration”).

(e)               If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Delisting Event or Change of Control, as applicable, the Conversion Consideration that the holders of Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Delisting Event or Change of Control, as applicable.

(f)                The Corporation will not issue fractional shares of Common Stock upon the conversion of Series A Preferred Stock. In the event that the conversion would result in the issuance of fractional shares of Common Stock, the Corporation will pay the holder of Series A Preferred Stock the cash value of such fractional shares in lieu of such fractional shares.

(g)               Within fifteen (15) days following the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, (or, if the Corporation waives its right to redeem the Series A Preferred Stock prior to the expiration of the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, within fifteen (15) days following the date of such waiver) the Corporation will provide to holders of Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control, as applicable, that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following:

(i)       the events constituting the Delisting Event or Change of Control, as applicable;

(ii)       the date of the Delisting Event or Change of Control, as applicable;

(iii)        the date on which the Delisting Event Redemption Period or the Change of Control Redemption Period, as applicable, expired or was waived;

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(iv)       the last date on which the holders of Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

(v)       the method and period for calculating the Common Stock Price (as defined hereafter);

(vi)      the “Delisting Event Conversion Date” or “Change of Control Conversion Date”, as applicable, which will be a business day fixed by the Board of Directors that is not fewer than twenty (20) days nor more than thirty-five (35) days after the date on which the Corporation provides the notice pursuant to this section to holders of the Series A Preferred Stock;

(vii)      if applicable, the type and amount of Conversion Consideration entitled to be received per share of Series A Preferred Stock;

(viii)        the name and address of the paying agent and the conversion agent;

(ix)          the procedures that the holders of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; and

(x)           the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(h)           The Corporation will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 10(g) above to the holders of Series A Preferred Stock.

(i)            To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, each holder of Series A Preferred Stock will be required, on or before the close of business on the business day preceding the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, to notify the Corporation of the number of Series A Preferred Stock to be converted and otherwise to comply with any applicable procedures contained in the notice described in Section 10(g) above or otherwise required by the Transfer Agent or DTC for effecting the conversion.

(j)            As used in this Certificate:

(i)                 the “Common Stock Price” for any Change of Control will be: (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing prices per share of Common Stock on the principal U.S. securities exchange on which the Corporation’s Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange; and

(ii)              the “Common Stock Price” for any Delisting Event will be the average of the closing price per share of the Common Stock on the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

(k)           Holders of the Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the third business day preceding the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

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(l)            Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

(m)          Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to Section 7 or Section 9. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable Redemption Date $25.00 per share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the Redemption Date.

(n)         The Corporation will take commercially reasonable efforts to deliver the applicable Conversion Consideration no later than the third business day following the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

Section 11.         Voting Rights.

(a)           Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 11 or as otherwise required by law.

(b)           In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

(c)          As used in this Certificate, “voting preferred stock” means any other class or series of the Corporation’s preferred stock ranking equally with the Series A Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of the Corporation’s assets upon liquidation, dissolution or winding up and upon which like voting rights to the Series A Preferred Stock have been conferred and are exercisable.

(d)          So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of preferred stock entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(i)       authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

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(ii)      amend, alter or repeal the provisions of the Articles of Incorporation, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Corporation’s assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

(e)          If any event described in Section 11(d)(ii) would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole, disproportionately relative to any other class or series of voting preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a separate class, will also be required. Furthermore, if holders of shares of the Series A Preferred Stock receive the $25.00 per share of the Series A Preferred Stock liquidation preference plus all accrued and unpaid dividends thereon or greater amounts pursuant to the occurrence of any of the event described in Section 11(d)(ii), then such holders shall not have any voting rights with respect to the event described in Section 11(d)(ii).

(f)           The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

(i)       any increase in the amount of authorized shares of Common Stock or preferred stock or the creation or issuance of capital stock or any class or series ranking, as to dividends (whether cumulative or not) or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with, or junior to, the Series A Preferred Stock; or

(ii)      the amendment, alteration or repeal or change of any provision of the Articles of Incorporation, including this Certificate, as a result of a merger, consolidation, reorganization or other business combination, if (x) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock, taken as a whole, immediately prior to such consummation.

(g)           Without the consent of the holders of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i)          to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate for the Series A Preferred Stock that may be defective or inconsistent, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

(ii)         to conform this Certificate to the Description of the Series A Preferred Stock set forth in the Corporation’s final prospectus related to the Series A Preferred Stock, dated [_____ __,] 2021; or

(iii)        to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate.

(h)          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect the redemption within ninety (90) days unless all or a part of the outstanding shares of the Series A Preferred Stock are being redeemed with the proceeds from the sale of shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

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(i)           The rules and procedures for calling and conducting any meeting of the holders of the Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Amended and Restated Bylaws of the Corporation, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock may be listed or traded at the time.

(j)          Holders of the Series A Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the Corporation’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock, except as set forth above.

Section 12.          No Preemptive Rights. Holders of the Series A Preferred Stock do not have any preemptive rights.

Section 13.          No Maturity, Sinking Fund or Mandatory Redemption. The Series A Preferred Stock has no maturity date and the Corporation is not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless the Corporation decides, at its option, to exercise its redemption right or, under circumstances where the holders of Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into the Corporation’s common stock. The Series A Preferred Stock is not subject to any sinking fund.

Section 14.          Exclusion of Other Rights. The shares of the Series A Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate or in the Articles of Incorporation of the Corporation.

Section 15.          Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16.         Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in this Certificate are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in this Certificate which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 17.         Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 18.         Notices. All notices or communications in respect of the Series A Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate, in the Articles of Incorporation or the Bylaws of the Corporation or by applicable law.

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Section 19.         Certificates. The Corporation may at its option issue shares of the Series A Preferred Stock without certificates. If DTC or its nominee is the registered owner of the Series A Preferred Stock, the following provisions of this Section 19 shall apply. If and as long as DTC or its nominee is the registered owner of the Series A Preferred Stock, DTC or its nominee, as the case may be, shall be considered the sole owner and holder of all such shares of the Series A Preferred Stock of which DTC or its nominee is the registered owner for all purposes under the instruments governing the rights and obligations of holders of shares of the Series A Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of the Series A Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within ninety (90) days, the Corporation shall either print and deliver certificates for the shares of the Series A Preferred Stock or provide for the direct registration of the Series A Preferred Stock with the Transfer Agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), the Corporation shall print certificates for the shares of the Series A Preferred Stock and deliver such certificates to DTC or shall provide for the direct registration of the Series A Preferred Stock with the Transfer Agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A Preferred Stock of which DTC or its nominee is the registered owner:

(a)          shall not be entitled to have such Series A Preferred Stock registered in their names;

(b)          shall not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A Preferred Stock; and

(c)          shall not be considered to be owners or holders of the shares of the Series A Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of the Series A Preferred Stock.

Section 20.          Restatement of Articles. On any restatement of the Articles of Incorporation of the Corporation, Section 1 through Section 19 of this Certificate shall be included in the Articles of Incorporation under the heading “9.0% Series A Cumulative Perpetual Preferred Stock” and this Section 20 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 19 may be changed for convenience of reference or for any other proper purpose.

[Signature Page Follows]

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In witness whereof, the undersigned hereto has executed this Certificate as of the [  ] day of July, 2021.

MECHANICAL TECHNOLOGY, INCORPORATED

By:
Michael Toporek
Chief Executive Officer